AMENDMENT NO. 7

TO ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Core Funds)

Thrivent Core Funds (“TCF”) and Thrivent Asset Management, LLC (“TAM”) hereby agree that effective February 28, 2023, the “Thrivent Core Mid Cap Value Fund” shall be deemed a “Fund” under the terms of the Administrative Services Agreement dated May 2, 2016, as amended, between TCF and TAM. A revised Schedule A is attached hereto.

THRIVENT CORE FUNDS

By:	/s/ David S. Royal
David S. Royal
President and Chief Investment Officer

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Jeffrey D. Cloutier
Jeffrey D. Cloutier

Vice President, Chief Financial Officer and Treasurer

Schedule A

(effective February 28, 2023)

Fund	Fee

1. Thrivent Core Short-Term Reserve Fund	$90,000

2. Thrivent Core Emerging Markets Debt Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $70,000.

3. Thrivent Core International Equity Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $70,000.

4. Thrivent Core Low Volatility Equity Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $70,000.

5. Thrivent Core Emerging Markets Equity Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $70,000.

6. Thrivent Core Small Cap Value Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $70,000.

7. Thrivent Core Mid Cap Value Fund	(a) 0.017 percent (0.017%) of the Fund’s average daily net assets, plus (b) a fixed fee of $70,000.